UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation or organization)

6162

(Primary Standard Industrial Classification Code Number)

83-0219465

(I.R.S. Employer Identification Number)

1000 5th Street, Suite 200,

Miami Beach, Florida 33139

(305) 704-3294

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jon S. Cummings, IV, CEO

1000 5th Street, Suite 200,

 Miami Beach, Florida 33139

(305) 704-3294

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Phone: 561-514-0936

Fax: 561-514-0832

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	6,275,100(2)	$0.10	$627,510	71.91(3)
Common Stock, $0.01 par value	24,800,250(4)	$0.10	$2,480,025	338.28
Total	31,075,350	$0.10(1)	$3,107,535	410.19(3)

(1)

The offering price is calculated pursuant to Rule 457 of the Securities Act of 1933 based on a fixed price of $0.10 per share. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common stock registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended

(2)

Restricted shares offered for resale and previously registered on Form S-1Registration Statement No. 333-180443.

(3)

$71.91 was paid in connection with the filing of Registration Statement No. 333-180443.

(4)

Represents restricted shares offered for resale by certain selling shareholders listed herein which were issued for services rendered by such selling shareholders.

_________________________________________

Explanatory Note

Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Registration Statement also serves as post-effective amendment number one to our Registration Statement on Form S-1 (No. 333-180443) which was declared effective on August 8, 2012.  In connection therewith, the Registrant previously paid a registration fee of $71.91 in relation to the registration of 6,275,100 shares of common stock of the Registrant, which shares continue to be registered hereby pursuant to Rule 429.

The current number of shares in the prospectus included in this Registration Statement reflects: (i) 6,275,100 shares of common stock previously registered, as described above and included herein pursuant to Rule 429 and (ii) 24,800,250 shares of common stock being registered hereunder.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus, subject to completion, dated December 11, 2012

OMEGA COMMERCIAL FINANCE CORPORATION

31,075,350 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of Omega Commercial Finance Corporation, as indentified in this prospectus of up to 31,075,350 shares of our common stock, par value $0.01 per share.  These sales shall be sold at a fixed price of $0.10 per share.  The shares of Common Stock registered for resale herein include 6,275,100 shares previously registered in our Registration Statement on Form S-1 which was declared effective on August 8, 2012 and 24,800,250 restricted shares offered for resale by certain Selling Stockholders listed herein which were issued for services rendered by such selling stockholders.

We will not receive any proceeds from the resale of our common stock by the Selling Stockholders. Mr. Jon Cummings is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of 11,275,100 shares our common stock under this Registration Statement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by the registration statement.

Our Common Stock is quoted on the OTCQB Tier operated by OTC Markets Group, Inc. (the “OTCQB”) and trades under the symbol “OCFN”. There have been minimal recent public quotations of our common stock. There has never been an active public market for our common stock.  On December 11, 2012, the closing sale price for our common stock was $0.04 on the OTCQB.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will accordingly be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 7 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The Selling Stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

________________________________

The date of this prospectus is December 12, 2012

Prospectus Summary

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.”  References to “Omega,” “our,” “our company,” “us,” or “the Company” refer to Omega Commercial Finance Corporation and its subsidiaries, unless the context indicates otherwise.

About Us

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.  In October 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On August 1, 2007 we changed our name to Omega Commercial Finance Corporation.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”) pursuant to which we acquired 100% ownership of Omega Capital as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007 (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  Prior thereto since 2002, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Reorganization, we were no longer considered a shell company.

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily at an offering financing to the real estate markets in the United States.  We provide short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground-up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami Beach, Florida.

Our common stock is quoted on the OTCQB Tier operated by OTC Markets Group, Inc. (the “OTCQB”) and trades under the symbol “OCFN”.  On December 11, 2012, the closing sale price for our common stock was $0.04 on the OTCQB.

Business Developments

•

On February 20, 2012, CCRE Capital, LLC (“CCRE”), our wholly owned subsidiary entered into the Strategic Alliance Agreement (the “Strategic Alliance”) with Gardens VE Limited (Company No. 07071936), a British Company (“Gardens”).  Gardens’ management, Flavio Zuanier, is a seasoned and proven developer that brings along his vast background, knowledge, and professionalism in construction engineering and project development.  The short-term goal of the alliance centers on the acquisition of the La Posta Golf Club & Luxury Hotel, while the long-term goal focuses on the refurbishment of the acquired property to both enhance it and make it operational.  Our responsibility within the Strategic Alliance is the arrangement and contribution of up to $58,000,000 based on the projected cost for the Strategic Alliance stemming over the course of the operation as needed, but not to exceed ten (10) years.  Mr. Zuanier is responsible for the day-to-day operation for the entire duration of the project as it pertains to the future refurbishment phase and he has currently placed the property under contract with a hard deposit.  We are not a party to the contract for the property.  In addition, Mr. Zuanier is responsible for transferring free and clear with an unencumbered title of fixed assets in order to support future financing for all phases covering the acquisition on through the refurbishment of the property.  The termination of the strategic alliance is at the discretion of both parties or upon the completion of the refurbishment and or disposition of the stabilized income-producing asset.

•

On March 12, 2012 we entered into the Investment Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”).  Pursuant to the Investment Agreement, Dutchess committed to purchase up to $25 million of our common stock, over the course of 36 months.  The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is limited by the dollar amount sold, in this instance no more than $25 million, and will depend upon the trading price of our shares. We have orally agreed to indefinitely suspend certain of our obligations under this agreement until such time as we are able to seek listing of our common stock on the OTCBB and will not sell any shares to Dutchess under this agreement until then.

•

As reported in our Form 8-K filed with the Securities and Exchange Commission, or the SEC, on October 23, 2012, we entered into a Definitive Agreement For The Share Exchange & Acquisition Of USA Tax & Insurance Services, Inc. and American Investment Services LLC (the “Agreement”).  Pursuant to the Agreement, we agreed to purchase all of the outstanding equity and assets of both USTIS and AIS from Stephen Hand for a purchase price of Twenty Million Dollars ($20,000,000).  In accordance with the Agreement, we are required to create and authorize Series B Preferred Stock and conduct a registered offering of these shares  to raise funds to pay the purchase price under the Agreement.  The Agreement requires a closing of the transaction on or before December 15, 2012.  Although we are in discussions with Mr. Hand to extend the closing date, if a closing does not occur by December 15, 2012, USTIS and AIS can terminate the Agreement and it will become of no further force or effect. Upon closing of the Agreement, Mr. Hand shall resign as an officer and director of USA Tax & Insurance Services and American Investment Services  and be subject to a five (5) year non-compete agreement while continuing to provide back office support services.

•

As reported in our Form 8-K filed with the SEC on October 15, 2012, our Board of Directors authorized the creation of 5,000,000 Series A Redeemable Cumulative Preferred Stock, par value $200 per share, which designation was finalized and executed by the Board of Directors on October 11, 2012.  Each share of Series A Preferred will pay a dividend equal to 7.25% of par value, per annum.  The accruing dividends shall accrue from day to day pro rata from the original issue date, whether or not earned or delivered, and shall be cumulative.   At any time after the first anniversary of the original issue date of said preferred shares, we shall have the right, but not the obligation, to redeem, out of funds legally available therefor, all (but not less than all) of said preferred shares.  On the fifth anniversary of the original issue date, we shall have the obligation to redeem, out of funds legally available therefor, all said outstanding preferred shares.  We have no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the Series A Redeemable Cumulative Preferred Stock.

As of December 1st 2012 CCRE Capital, LLC (“CCRE”), our wholly owned subsidiary and asreported previously having a Strategic Alliance Agreement (the “Strategic Alliance”) with Gardens VE Limited (Company No. 07071936), a British Company (“Gardens”) for the acquisition of La Posta Luxury Hotel and Golf course project is still under contract and management is continually being updated by Flavio Zuainer that is in direct contact with the Sellers.

About This Offering

This prospectus relates to the resale of up to

31,075,350 shares of our common stock by the Selling Stockholders set forth in the Section “Selling Security Holders” at a fixed price of $.10 per share. The price per share is an arbitrary price set by the Selling Stockholders.

Included in the shares offered for resale are the following shares of our restricted common stock:

•

6,275,100 shares previously registered on our Form S-1Registration Statement No. 333-180443.

•

22,600,250 shares offered for resale by certain selling shareholders listed below which we agreed to issue for services rendered by such selling shareholders as previously disclosed in our Form 8-K/A filed with the SEC on November 27, 2012:

Name of Shareholder	No. of Shares
Flavio Zuanier	3,500,000
Jon S. Cummings IV	5,000,000
Omega Capital Street, LLC	5,000,000
Omega CRE Group, LLC	5,000,000
Bentley Addison Capital Finance LLC	3,000,000
John Bucassa	75,000
Kenneth Bruce Leide and Holly Beth Leide, Jt. Ten.	500,000
Andrew Barwicki	25,250
Andres Prieto	500,000
Total	22,600,250

•

200,000 shares issued to Teodora N. Georgieva as website development and marketing services.

•

2,000,000 shares issued to Flavio Zuanier for construction engineering services.

SUMMARY OF THE OFFERING

Shares of common stock offered by Selling Stockholders:	31,075,350 shares of common stock

Common stock outstanding before the offering:	58,486,150 shares of common stock

Common stock outstanding after the offering:	58,486,150 shares of common stock.

Use of proceeds:	We will not receive any proceeds from the sale of the shares by Selling Stockholders.

Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page [__] and all other information set forth in this prospectus before investing in our common stock.

OTCQB Symbol:	OCFN

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.”  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history upon which an evaluation of our prospects can be made.

We were incorporated in November 1973, but only since September 2007, when we acquired Omega Capital have we been conducting business operations.  Before 2002, we were a shell company with minimal assets and no operations.  Our current and future operations are contingent upon increasing revenues and raising capital for operations.  Because we have a limited operating history, you will have difficulty evaluating our business and future prospects.  This limited operating history, and the unpredictability of the real estate market, makes it difficult for investors to evaluate our business and future operating results.  An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in the real estate market.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We have a history of losses, our accountants expressed doubts about our ability to continue as a going concern and we need additional capital to execute our business plan.

As of September 30, 2012, we had not yet achieved profitable operations.  We have accumulated losses, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.  We will require additional funds through the receipt of conventional sources of capital or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations.  We expect our current cash on hand to be sufficient for three months from the date of this prospectus.  There is no assurance we will be successful in raising additional capital or achieving profitable operations.  Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock and preferred stock.  These actions will result in dilution of the ownership interests of existing stockholders and may further dilute our book value, and that dilution may be material.

As an “emerging growth company”, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•

have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•

submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have incurred a substantial amount of judgment debt, the affect of which impairs our financial performance and ability to prosper.

We have incurred over $2.3 million of judgment debt due to negative outcomes of the litigation described in the section “Legal Proceedings” and Footnote 10 to our financial statements for the quarter ended September 30, 2012. This debt negatively affects our financial performance and ability to borrow additional funds.  Consequently, our ability to prosper and implement our business plan is severely hampered.

We depend highly on our current chief executive officer whose unexpected loss may adversely impact our business and with whom we do not have a formal employment agreement.

We rely heavily on the expertise, experience and continued services of Jon S. Cummings, IV, our Chairman and Chief Executive Officer.  We presently do not have an employment agreement with Mr. Cummings and there can be no assurance that we will be able to retain him or, should he choose to leave us for any reason, to attract and retain a replacement or additional key executives.  The unexpected loss of our CEO may have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations.

Any loans we retain will be highly illiquid therefore we may not be able to liquidate such investments in a timely manner.

Although our primary business strategy is to originate or resell real estate backed loans, any loans that we retain will be highly illiquid with no established market, and there can be no assurance that we will be able to liquidate such investments in a timely manner.  Although loans and other investments we seek to make may generate current income, the return of capital and the realization of gains, if any, from such investments generally will occur only upon the partial or complete realization or disposition of such loan or investment.

Loans made by us may become uncollectible and large amounts of uncollectible debt may materially affect our performance.

The loans made by us are relatively illiquid and substantial risks are involved in making loans. Most, and possibly all, of the loans will not be personally guaranteed.  We will attempt to use information to help eliminate uncollectible debt resulting from bankruptcy, but no assurance can be made that we will be able to do so.  If our debt portfolio contains a large portion of uncollectible debt, our performance may be negatively affected.  In addition, if any borrower defaults on a loan, we may be required to expend monies in connection with foreclosure proceedings and other remedial actions which could adversely affect our performance.  Certain loans may be affected negatively by economic, political, interest rate and other risks, any of which could result in an adverse change in the value of the asset that is used as collateral for the loan.

We intend to obtain credit lines as part of our investment strategy which may substantially increase our risk of loss.

We have anticipated that certain loans will be originated or purchased using leverage available to us, thus increasing both net returns as well as risk.  We are depending on procuring credit facilities to originate loans as part of our investment strategy.  There is no guarantee that we will be able to procure credit facilities on favorable terms or at expected rates.  Although the use of leverage may enhance returns and increase the number of investments that can be made, it may also substantially increase our risk of loss.

Our investment strategy is dependent upon Servicers to originate and administer loans; failure of the Servicers to originate loans in sufficient quantity and quality may cause us to fail to effectively implement our investment strategy.

We will be largely dependent upon the Servicers (i.e., third-party firms that specialize in loan origination and servicing) to originate and administer loans in our portfolio.  Should the Servicers fail to originate the loans in sufficient quantity and quality, we will be unable to effectively implement our investment strategy.  Should the Servicer fail to properly administer and service loans, including monitoring borrower’s compliance with the terms of the relevant loan documents, collecting and forwarding loan payments to us, and adequately pursuing and protecting our rights under the loan documents, any such failure could have a material adverse effect on us and our investment operations.  In addition, should any Servicer default on its guaranty, if any, of a borrower’s obligation to repay a loan, such default could have a material adverse effect on us and our investment operations.

In addition to the Servicers, we may retain mortgage brokers to introduce loans to us that satisfy our investment criteria, and pay commissions to such mortgage brokers based on the value of such loans.  Some of these mortgage brokers may be deemed to be affiliates of management. We believe that all commissions payable to such persons or other affiliates of management will be reasonable and consistent with industry standards.

We may appraise loans at a value that is materially different from the value ultimately realized.

We make and value loans, in part, on the basis of information and data gathered from independent appraisal professionals.  Although we evaluate all such information and data and may seek independent corroboration when appropriate and reasonably available, we are not in a position to confirm the completeness, genuineness or accuracy of such information and data, and in some cases, complete and accurate information may not be available. It is possible that the appraised value of a loan may differ materially from the actual value ultimately realized by us with respect to such loan.

Our loan strategy will likely be concentrated which could lead to increased risk.

Due to the nature of our collateralized loan strategy, any portfolio we acquire will likely be concentrated in a limited number of loan investments.  Thus, our investors will have limited diversification.  In addition, if we make an investment in a single transaction with the intent of refinancing or selling a portion of the investment, there is a risk that we will be unable to successfully complete such a financing or sale. This could lead to increased risk as a result of having an unintended long term investment and reduced diversification.

We may make investment in foreign countries which may lead to additional risks not inherent to domestic lending.

We may make loan investments in foreign countries, some of which may prove to be unstable.  As with any investment in a foreign country, there exists the risk of adverse political developments, including nationalization, acts of war or terrorism, and confiscation without fair compensation. Furthermore, any fluctuation in currency exchange rates will affect the value of investments in foreign securities or other assets and any restrictions imposed to prevent capital flight may make it difficult or impossible to exchange or repatriate foreign currency.  In addition, laws and regulations of foreign countries may impose restrictions or approvals that would not exist in the United States and may require financing and structuring alternatives that differ significantly from those customarily used in the United States.  Foreign countries also may impose taxes on us. We will analyze risks in the applicable foreign countries before making such investments, but no assurance can be given that a political or economic climate, or particular legal or regulatory risks, might not adversely affect our investments.

We may make collateralized real estate loans which may subject us to certain risks associated with the real estate industry.

We may make loans collateralized by real estate. Therefore, an investment in us may be subject to certain risks associated with the real estate industry in general.  These risks include, without limitation: possible declines in the value of real estate; risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates.  To the extent that our investments, or the assets of underlying or collateralizing our investments, are concentrated geographically, by property type or in certain other respects, we may be subject to the foregoing risks to a greater extent.

If third parties default or enter bankruptcy, we could suffer losses.

We may engage in transactions in securities and financial instruments that involve counterparties.  Under certain conditions, we could suffer losses if counterparty to a transaction were to default or if the market for certain securities and/or financial instruments were to become illiquid.  In addition, we could suffer losses if there were a default or bankruptcy by certain other third parties, including brokerage firms and banks with which we do business, or to which securities have been entrusted for custodial purposes.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

We are obligated to file annual, quarterly and current reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended.  In addition, the Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various new requirements on public companies and its registered accountant, including changes in a public company’s corporate governance practices.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some of our activities more time-consuming and costly.  These costs could have a material adverse affect on our profitability and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting which, in turn, could harm our business and the trading price of our common stock.

We are subject to reporting obligations under the U.S. securities laws. The SEC as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on its internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting.  In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level.  Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act. As of the date of this prospectus we do not have an estimate of our costs to comply with our obligations under the Sarbanes-Oxley Act.

We have not yet begun preparing for compliance with Section 404 of the Sarbanes-Oxley Act, but we are aware we must do so by strengthening, assessing and testing our system of internal controls to provide the basis for our report.  The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention.  We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future.  Furthermore, as we grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective.  Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

We do not pay dividends on our Common Stock.

We have not paid any dividends on our common stock since our inception and do not anticipate paying dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

We need additional capital in the future which will dilute the ownership of current stockholders or make our cash flow vulnerable to debt repayment requirements.

Historically, we have raised equity and debt capital to support our operations. To the extent that we raise additional equity capital, existing stockholders will experience a dilution in the voting power and ownership of their common stock, and earnings per share, if any, would be negatively impacted.  Our inability to use our equity securities to finance our operations could materially limit our growth.  Any borrowings made to finance operations could make us more vulnerable to a downturn in our operating results, a downturn in economic conditions, or increases in interest rates on borrowings that are subject to interest rate fluctuations.  If our cash flow from operations is insufficient to meet our working capital needs, we could be required to sell additional equity securities in order to meet these needs or satisfy judgments payables. There can be no assurance that any financing will be available to us when needed or will be available on terms acceptable to us. Our failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on our growth prospects and our business, financial condition and results of operations.

We may issue preferred stock, which could prevent a change in our control.

Our Articles of Incorporation authorize the issuance of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors.  Accordingly, under the Articles of Incorporation, the Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of our common stock.  In addition, we are obligated to issue and register an offering of $20,000,000 of our Series B Preferred Stock by December 15, 2012 and use the proceeds from that offering to complete the acquisition of USA Tax & Insurance Services, Inc. and American Investment Services, LLC as previously disclosed. Although we are in discussions to extend the closing date of this transaction and have not commenced the offering of our preferred stock, the issuance of any shares of our preferred stock, having rights superior to our common stock, may result in a decrease in the value or market price of our common stock and could prevent a change in control of our company.  We have no other anti-takeover provisions in our Articles of Incorporation or Bylaws.  Prospective holders of our preferred stock may also have the right to receive dividends, certain preferences in liquidation and conversion rights.

Arbitrary Offering Price May Mean Loss of Value Of Shares

The offering price of our common stock bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Stockholders. There can be no assurance that our common stock will attain market values commensurate with the offering price.

Risk Factors Related to Our Common Stock

Our Common Stock is quoted on the OTCQB, which may limit its liquidity and price more than if our Common Stock were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or other national exchange.

Our securities are currently quoted on the OTCQB, an inter-dealer automated quotation system for equity securities.  Quotation of our securities on the OTCQB  may limit the liquidity and price of our securities more than if our securities were quoted or listed on the OTC Bulletin Board, the Nasdaq Stock Market or other national exchange.  As an OTCQB listed company, we do not attract the extensive analyst coverage that accompanies companies listed on other exchanges.  Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the OTCQB.  These factors may have an adverse impact on the trading and price of our common stock.

The trading price of our common stock may decrease due to factors beyond our control.

The stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies.  These broad market fluctuations may adversely affect the market price of our common stock.  If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall.  These sales also might make it more difficult for us to sell equity, or equity-related securities, in the future at a price we deem appropriate.

The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

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variations in our quarterly operating results,

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changes in general economic conditions and in the real estate industry,

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changes in market valuations of similar companies,

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announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments,

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loss of a major customer, partner or joint venture participant; and

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the addition or loss of key managerial and collaborative personnel.

Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

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that a broker or dealer approve a person’s account for transactions in penny stocks, and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person, and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.  You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, as noted above, our common stock is sporadically and thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain their current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

The registration and potential sale, pursuant to this prospectus, by the selling stockholders of a significant number of shares could depress the price of our common stock.

Because there is a limited public market for our common stock, there may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock.  The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of our common stock, the market price of our common stock may decline.  Furthermore, the sale or potential sale of the offered shares pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Rule 144 Related Risk.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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1% of the total number of securities of the same class then outstanding; or

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the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Investment Agreement.

As previously disclosed, our March 8, 2012 Investment Agreement with Dutchess Opportunity Fund, II, LP, Dutchess, contemplates our issuance of up to $25,000,000 of our common stock to Dutchess, subject to certain restrictions and obligations.  Although we have orally agreed to indefinitely suspend certain of our obligations under this agreement until such time as we are able to seek listing of our common stock on the OTCBB, if the terms and conditions of the Investment Agreement are satisfied, and we choose to exercise our put rights and sell, for example, 1,600,000 shares of our common stock to Dutchess, our existing stockholders' ownership will be diluted by such sales.

Dutchess may buy our common stock at a discount from its the then-prevailing market price.

Under the terms of the Investment Agreement, Dutchess has the right to purchase our common stock from us at a 5% discount to the volume weighted average price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions. Therefore, Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the common stock it acquires from us, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Investment Agreement when needed.

Our ability to put shares of our common stock to Dutchess and obtain funds under the Investment Agreement is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficially own more than 4.99% of our outstanding shares.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause our actual results of operations and financial condition to differ materially are discussed in greater detail under Risk Factors appearing elsewhere in this prospectus.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by the Selling Stockholders.

Selling Security Holders

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholders identified below. We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this Prospectus there are 58,486,150 shares of common stock issued and outstanding.

The following table sets forth:

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the name of the selling stockholders,

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the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,

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the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and

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the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholders are neither broker-dealers nor an affiliate of a broker-dealer.  The selling stockholders do not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time they acquired the shares.  Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.  Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

The selling stockholders may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Beneficial owner (1) (2)	Shares of common stock beneficially owned prior to Offering	Shares of Common stock offered under this prospectus	Shares of common stock beneficially owned after Offering	Percent Ownership After Offering
Jon S. Cummings, IV(3)	33,290,100(3)	12,275,100(4)	21,015,000	35.93%
Bentley Addison Capital Finance, LLC(5)	3,000,000	3,000,000	0	0%
Flavio Zuanier	5,500,000	5,500,000	0	0%
Omega Capital Street LLC(6)	5,000,000	5,000,000	0	0%
Omega CRE Group LLC(7)	5,000,000	5,000,000	0	0%
John Bucassa **	75,000	75,000	0	0%
Kenneth B. Leide and Holly Leide	500,000	500,000	0	0%
Andrew Barwicki	25,250	25,250	0	0%
Andres Prieto	500,000	500,000	0	0%
Teodora N. Georgieva	200,000	200,000	0	0%
Total(8)	52,090,350	31,075,350	21,015,000	0%

(1)  Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)  For all of the selling shareholders who are not natural persons, unless noted otherwise, the investment managers, general partners, trustees or principals named in the footnotes below have the sole voting and dispositive power over the shares held by the selling shareholders.

(3)  Mr. Cummings is our CEO.   Includes 11,275,100 shares owned directly, 12,015,000 shares owned by Omega Capital Funding, LLC, 5,000,000 shares owned by Omega Capital Street, LLC and 5,000,000 shares owned by Omega CRE Group, LLC, all of which are our wholly owned subsidiaries.

(4)  Includes 11,275,100 shares owned directly, 5,000,000 shares owned by Omega Capital Street, LLC and 5,000,000 shares owned by Omega CRE Group, LLC, both of which are our wholly owned subsidiaries.

(5)  Todd C. Buxton, President of the selling shareholder and has sole voting and sole investment power over the securities owned by the selling shareholder.

(6)  Jon S. Cummings, IV is the General Manager of the selling shareholder and has sole voting and sole investment power over the securities owned by the selling shareholder.

(7)  Jon S. Cummings, IV is the General Manager of the selling shareholder and has sole voting and sole investment power over the securities owned by the selling shareholder.

(8)  Excludes 5,000,000 shares owned by Omega Capital Street, LLC and 5,000,000 shares owned by Omega CRE Group, LLC that are beneficially owned by Mr. Cummings.

Plan of Distribution

This prospectus includes 31,075,350 shares of common stock offered by the selling stockholders.  The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales shall be sold at a fixed price of $.10 until the common stock is quoted on a national securities exchange or the OTC Bulletin Board at which time the Company intends to file an amendment registration statement disclosing that the shares of common stock will be sold at prevailing market prices or at privately negotiated prices. There can be no assurance our common stock will be quoted on a national securities exchange or the OTC Bulletin Board. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Stockholders.

The selling stockholders may use any one or more of the following methods when selling shares:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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short sales after this registration statement becomes effective;

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broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

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through the writing of options on the shares;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

The selling stockholder or any of his respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Before any such agent, or broker-dealer sells any of the shares registered here, a post-effective amendment will be filed to name anyone receiving compensation for selling the shares before any sales take place.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at the fixed price of $.10 which may be below or above the then market price. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders.  If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Description of Securities to be Registered

As of December 7, 2012, our authorized capital stock consists of 100,000,000  shares of Common Stock, $0.01 par value per share, 58,486,150 of which were issued and outstanding, and 10,000,000 shares of preferred stock, $5.00 par value per share, none of which are issued and outstanding.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights.  Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time. Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without action by stockholders, to designate and issue preferred stock in one or more series. The Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends paid to the holders of shares of the Common Stock; (b) diluting the voting power of the holders of shares of the Common Stock; (c) impairing the liquidation rights of holders of shares of the Common Stock and (d) delaying or preventing a change in control of the Company without further action by stockholders.

As reported in our Form 8-K filed with the SEC on October 15, 2012, our Board of Directors authorized the creation of 5,000,000 shares of Series A Redeemable Cumulative Preferred Stock, par value $200 per share, which designation was approved by the Board of Directors on October 11, 2012.  Each share of Series A Preferred will pay a dividend equal to 7.25% of par value, per annum.  Dividends shall accrue from day to day pro rata from the original issue date, whether or not earned or delivered, and shall be cumulative.   At any time after the first anniversary of the original issue date of said preferred shares, we shall have the right, but not the obligation, to redeem, out of funds legally available therefor, all (but not less than all) of said preferred shares.  On the fifth anniversary of the original issue date, we shall have the obligation to redeem, out of funds legally available therefor, all said outstanding preferred shares.

Description of Business

Background and History

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.

On March 6, 1975, we filed with the state of Wyoming Articles of Amendment to our Articles of Incorporation pursuant to which, in part, we increased our authorized common stock to 25 million shares, $0.01 par value per share.

On March 26, 2001, we filed with the state of Wyoming Articles of Amendment to our Articles of Incorporation pursuant to which we increased our authorized common stock to 100 million shares, $0.01 par value per share and authorized 10 million shares of blank check preferred stock, $5.00 par value per share.

Effective October 1, 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On August 1, 2007 we filed with the Securities and Exchange Commission (the “SEC”) a Form 8-K in which we reported that : (i) Jon S. Cummings , IV acquired over 50% of our common stock, (ii) Mr. Cunnings was appointed as our President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, (iii)  Joseph Meuse resigned as a member of our Board of Directors and as our President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, and (iv) we changed our name to Omega Commercial Finance Corporation.

On August 1, 2007, we filed with the state of Wyoming Articles of Amendment to our Articles of Incorporation changing our name to Omega Commercial Finance Corporation.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”) pursuant to which we acquired 100% ownership of Omega Capital as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007 (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  From 2002 until the Reorganization, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Reorganization, we were no longer considered a shell company.

On September 20, 2007 we filed with the SEC a Form 8-K (as amended on October 29, 2007) in which we reported: (i) that we acquired 100% of the equity of Omega Capital Funding, LLC, a Florida limited liability company, (ii) a change in our control, (iii) a change in our independent registered public accounting firm, and (iv) that we were no longer a shell company.

On February 14, 2008 we filed a Registration Statement on Form S-1, which S-1 was withdrawn as reported in our Registration Withdrawal Request filed on March 11, 2008.

On March 17, 2008 we filed a Form 8-K in which we reported the appointment of our new slate of directors and the amendment to our bylaws eliminating the restriction capping the number of directors to three.

On July 2, 2008 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to acquire 100% of the capital stock of 21 Miami Oceans International Limited, a Belize Corporation.

On July 8, 2008 we filed a Form 8-K in which we reported that we rescinded the agreement to acquire 21 Miami Oceans International Limited as reported in our Form 8-K filed on July 2, 2008.

On July 15, 2008 we filed a Registration Statement on Form S-1, which S-1 was withdrawn as reported in our Registration Withdrawal Request filed on April 20, 2009.

On July 18, 2008 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to  acquire 100% of the capital stock of 21 Miami Oceans International Limited.

On February 2, 2009 we filed a Form 8-K/A in which we reported that on July 17, 2008 we closed on the transaction with 21 Miami Oceans International Limited as reported in our Form 8-K filed on July 18, 2008.

On February 25, 2009 we filed a Form 8-K in which we reported that we signed a letter of intent to acquire 100% ownership of 3.9 acres of beachfront property located in Puerto Penasco, Mexico.

On February 25, 2009 we filed a Form 8-K in which we reported that we entered into an Agreement for Share Exchange to  acquire 100% of the equity of BBB Developments Mexico Developments Mexico S de RL de CV, a Mexican limited liability company which, in turns, owns the property described in our Form 8-K filed also on February 25, 2009.

The Agreements to acquire 21 Miami Oceans International Limited and BBB Developments Mexico as described above were never consummated and were abandoned.

On September 15, 2009 we filed a Form 15 terminating our SEC registration and obligation to file reports pursuant to the Exchange Act.

On February 20, 2012, CCRE, our wholly owned subsidiary entered into the Strategic Alliance Agreement (the “Strategic Alliance”) with Gardens VE Limited (Company No. 07071936), a British Company (“Gardens”).  Gardens’ management, Flavio Zuanier, is a seasoned and proven developer that brings along his vast background, knowledge, and professionalism in construction engineering and project development.  The short-term goal of the alliance centers on the acquisition of the La Posta Golf Club & Luxury Hotel, while the long-term goal focuses on the refurbishment of the acquired property to both enhance it and make it operational.  Our responsibility within the Strategic Alliance is the arrangement and contribution of up to $58,000,000 based on the projected cost for the Strategic Alliance stemming over the course of the operation as needed, but not to exceed ten (10) years.  Mr. Zuanier is responsible for the day-to-day operation for the entire duration of the project as it pertains to the future refurbishment phase and he has currently placed the property under contract with a hard deposit.  In addition, Mr. Zuanier is responsible for transferring free and clear with an unencumbered title of fixed assets in order to support future financing for all phases covering the acquisition on through the refurbishment of the property.  The termination of the strategic alliance is at the discretion of both parties or upon the completion of the refurbishment and or disposition of the stabilized income-producing asset.

On March 12, 2012 we entered into the Investment Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”).  Pursuant to the Investment Agreement, Dutchess committed to purchase up to $25 million of our common stock, over the course of 36 months.  The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is limited by the dollar amount sold, in this instance no more than $25 million, and will depend upon the trading price of our shares. Although we have orally agreed to indefinitely suspend certain of our obligations under this agreement until such time as we are able to seek listing of our common stock on the OTCBB

As reported in our Form 8-K filed with the Securities and Exchange Commission, or the SEC, on October 23, 2012, we entered into a Definitive Agreement For The Share Exchange & Acquisition Of USA Tax & Insurance Services, Inc. and American Investment Services LLC (the “Agreement”).  Pursuant to the Agreement, we agreed to purchase all of the outstanding equity and assets of both USTIS and AIS from Stephen Hand for a purchase price of Twenty Million Dollars ($20,000,000).  In accordance with the Agreement, we are required to create and authorize Series B Preferred Stock and conduct a registered offering of these shares  to raise funds to pay the purchase price under the Agreement.  The Agreement requires a closing of the transaction on or before December 15, 2012.  Although we are in discussions with Mr. Hand to extend the closing date, if a closing does not occur by December 15, 2012, USTIS and AIS can terminate the Agreement and it will become of no further force or effect. Upon closing of the Agreement, Mr. Hand shall resign as an officer and director of USA Tax & Insurance Services and American Investment Services  and be subject to a five (5) year non-compete agreement while continuing to provide back office support services.

On March 12, 2012 we entered into the Investment Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) on March 12, 2012.  Pursuant to the Investment Agreement, Dutchess committed to purchase up to $25 million of our common stock, over the course of 36 months.  The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is limited by the dollar amount sold, in this instance no more than $25 million, and will depend upon the trading price of our shares. We have orally agreed to indefinitely suspend certain of our obligations under this agreement until such time as we are able to seek listing of our common stock on the OTCBB and will not sell any shares to Dutchess under this agreement until then.

We may put to Dutchess under the Investment Agreement from time to time, as and when we determine appropriate.  The maximum amount that we are entitled to put in any one notice is equal to, at our option, either (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $250,000. The purchase price shall be set at ninety-five percent (95%) of the lowest daily VWAP of our common stock during the Pricing Period.  However, if, on any trading day during a Pricing Period, the daily VWAP of the common stock is lower than the floor price specified by us in the put notice, then we reserve the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put.  During such time, we are not entitled to deliver another put notice.

In connection with the Investment Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Dutchess.  Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the SEC covering 1,600,000 shares of the common stock underlying the Investment Agreement within 21 days after the execution of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing of the Investment Agreement and maintain the effectiveness of such registration statement until termination in accordance with the Investment Agreement.

Notwithstanding the above, Dutchess orally agreed to suspend our registration obligation under the Registration Rights Agreement until such time that our stock is quoted or traded on a public market such as the Over-The-Counter Bulletin Board (the “OTCBB”).  At that time, we intend to file a new Registration Statement indicating that Dutchess may sell all or a portion of our shares from time to time in market transactions through any stock exchange or market on which our stock is then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices.

As we put shares of our common stock to Dutchess, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line.  We have no obligation to utilize the full amount available under the Equity Line.  We have not yet drawn down on the Equity Line.  Nevertheless, we will not be entitled to put shares to Dutchess to the extent that such shares would cause Dutchess' beneficial ownership to exceed 4.99% of our outstanding shares.

By way of background, on February 6, 2008, we previously entered into an investment agreement with Dutchess in which we had a put right/equity line of credit.  That investment agreement and the shares underlying the put right set forth therein were the subject of our Form S-1 Registration Statement filed on February 14, 2008 (which was subsequently withdrawn on March 11, 2008) and our Form S-1 filed on July 15, 2008 and subsequently withdrawn on April 20, 2009.  We never consummated a securities transaction pursuant to that investment agreement, which is null and void because it was conditional on the effectiveness of the Form S-1 Registration Statement which was withdrawn as described above.

On March 29, 2012 we filed a Registration Statement on Form S-1 which the SEC declared effective on August 8, 2012, at which time we became obligated to file annual, quarterly and current reports with the SEC pursuant to the Exchange Act.

Overview

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  We provide financial consulting services for short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami Beach, Florida.

Our website is www.omegapublic.com.

Plan of Operations

Our core objective is to achieve advantageous yields and consistent interest income on short and medium term loans (“Loans”) to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords and owners of core assets (collectively, “Borrowers”). We consult on various financing programs with an emphasis on Loans secured by commercial real estate such as core assets that include office buildings, multi-family residences, shopping centers, industrial, and hotels, as well as asset backed loans secured by account receivables from established companies.  The Loans may consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures, and in the case of specialty financing for the factoring a standard UCC-1 filing procedure.

We follow a “conservative lending” profile for the Loans. We seek low leveraged first lien senior debt mortgage loans and high debt service structured financing programs, as opposed to riskier, less secure mezzanine or equity positions.

Many times when a company decides to pursue new opportunities, they find that the barriers of entry are often high or unattainable. Typically, this is due to a lack of capital and the proper advisory services and solutions necessary for these companies to achieve their business potential.  We were organized as a publicly traded commercial real estate lending company primarily for the purpose of underwriting or investing in loans and/or specialty financing programs backed or secured by real estate or other types of related assets or equity interests.

Regardless of the type of Loan, our focus is on earning rates of return that exceed the commensurate level of risk associated with each Loan and specialty financing program.  We have utilized third party relationships with seasoned providers to independently assess the value, volatility, and adequacy of the collateral for each Loan to assure that all Loans made are appropriately collateralized.  As part of our assurance procedures, our third party independent asset loan manager will assess the ease of repossessing and disposing of collateral for each loan. We ensure that underlying loans will have adequate insurance. The standard securitization underwriting protocols and criteria is what is used by our third party firms and are part of the credit assessment prior to the final approval for any investment.

We have authority to invest in a wide variety of securities, loans, and real estate related investments, domestic or foreign, of all kinds and descriptions, whether publicly traded or privately placed, including but not limited to common and preferred stocks, bonds and other debt securities, direct ownership interests in real estate, interests in real estate investment funds, loans of all kind (including luxury residential loans and other loans described herein), accounts receivable, notes, convertible securities, limited partnership interests, limited liability company interests, mutual fund shares, options, warrants, derivatives, currencies, monetary instruments and cash and cash equivalents.  We do not trade commodities or financial futures.

Business Objectives and Strategy

Our core business objective is to achieve advantageous and consistent rates of return from short and medium term Loans to Borrowers when traditional financing is unavailable to such Borrowers for acquisitions, refinancing of commercial property loans and asset backed loans.  We evaluate various alternative commercial real estate financings with an emphasis on Loans secured by commercial real estate and also seeks to invest in financing of core assets that include office buildings, multi-family residences, shopping centers, and hospitality, plus ground up entitled land developments. The Loans may consist of senior debt loans, mezzanine or subordinated loans, preferred equity and other equity participation financing structures.  We generally follow a conservative loan profile for the Loans, which means low loan to value and high debt service cover ratios.  In addition, we can evaluate Loans that are first lien, senior debt mortgage loans and specialty financing programs as opposed to riskier, yet much more profitable, and less secure mezzanine or equity positions.

With respect to asset backed loans, we will prudently originate, receivable based lines of credit better known as factoring. Factoring assists small to medium sized business owners in resolving their short term working capital needs. This service will be supported by a back office underwriting, due diligence, sales, marketing, servicing, training, and collections provider. We plan to utilize state of the art software that will allow us to facilitate and organize a seamless stream of completed transactions. Further, we plan to leverage our assets at a multiple of up to 6(x) times that will maximize our capital. This in turn will position us to create capitalization models that offer us high yielding short term loans. This is due to the ability of this financing product to garner high returns and turnover of the deployed capital that is secured by the receivables of established companies such as a Wall Mart, GM, Best Buy, etc. Upon availability of capital to us for these purposes, we can begin to access an existing receivable-based auction company providing  an immediate source of prospective factoring clientele

Use of Loan Servicers

In carrying out our business strategy, we may seek out and utilize third-party firms (“Servicers”) that specialize in Loan origination and servicing.  We perform due diligence on each Servicer in order to evaluate the firm’s experience and expertise in making loans that satisfy investment criteria. Upon completion and review of the due diligence process, those firms that meet the investment criteria will be eligible to enter into Loan origination and servicing agreements with us.

Use of Other Third Party Feasibility and Evaluation Providers

We utilize various third party organizations that provide services in connection with our services such as evaluation and feasibility services, closing and escrow services and fund administration services.

Sale of Participations

In the discretion of management, we may sell participation rights in the loans we originate to other entities.

THE COMMERCIAL REAL ESTATE LENDING PRODUCT

By utilizing commercial real estate loans with proven and standard securitization underwriting criteria, we believe we can enhance our financial performance through recurring revenues.  Operationally, management believes the commercial mortgage backed securities (CMBS) style loans that it expects to be originated from highly regarded mortgage brokers will produce an estimated volume of up to $100 million dollars in Loans.  Strategically, we feel with our balance sheet coupled with the ability to raise capital combined with utilizing a loan diversifying approach for new Loans, our business model is fundamentally solid and proven.  The CMBS  markets have suffered greatly in recent years beginning with a US banking financial market crisis, which collectively pushed the U.S. towards a steep recession starting in late 2008.

However in terms of forward thinking, we along with industry pioneers and market leaders within the industry, feel the CMBS-style loan landscape has now stabilized in select Centralized Business Districts known as “CBD’s” and there are extremely attractive opportunities for deploying capital.  Thus, we will focus on positioning the company to seize this opportunity within this market.  In order to augment our operations and create a sound, proven back-office, we have access to securitization, commercial real estate, or “CRE”, and financial-market loan processors as well as underwriters, credit analyst, and servicing organizations.

Our proposed business model is being used by some of the top-level CMBS industry professionals.  However, to compete and succeed within this industry, we have vetted and designed a proprietary pricing and lending models from the direct contribution of these industry professionals who have a pulse on this particular lending sector of the market.  This lending model and strategic positioning is expected to allow for us to successfully compete rather well and immediately.

From an opportunistic approach, our balance sheet has not experienced the distress like our competition nor do we have toxic assets impeding us from strategically positioning ourselves for the future. We believe we can build a long term cash flow model by using prudent underwriting criteria. Furthermore, we intend to formulate an influential board of directors for our expected growth.  The directors will be required to have a comprehensive background in the following sectors: structured finance, commercial real estate mortgage banking, CRE asset management, and other related financial or accounting expertise. More importantly, the board will be part of a loan committee in addition to a separate Advisory Board Financial Audit Committee that we expect to form.

KEY OPERATIONAL HIGHLIGHTS

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The overall core property CRE lending market is vast and global pushing well above a trillion dollars so there is plenty of business to go around and grow the company.

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This lending model will allow for smaller increments of loans designed for quicker closings to permit investors to monitor development of the ongoing balance sheet and enable us to achieve milestone.

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Trepp.com a top CMBS research firm believes this CMBS style loan market is currently estimated to be valued at $750 Billion Dollars with $250 Billion Dollars of underlying mortgages maturing between now and 2014.

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Seasoned commercial real estate, securitization specialist have been hired to coordinate our loan underwriting model centered on mitigating loan-loss risks and to perform all other related and required third party due diligence.

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Since the securitization industry has standardized the underwriting criteria, it will allow for each hired third party organization and the back office operations to integrate and exchange information effectively and efficiently.

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Low cost and prudent leverage is available to us for these type of loan originations.

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We feel this strategy coupled with a CRE investment banker’s expertise, our public platform, and prudent determination to become a leading small cap growth company in this lending market could add significant value to us and our current market price moving forward.

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We shall be presented CMBS-style loan originations generated from their proven and well-experienced loan processing sales force as well as from top-rated REITS.

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We shall utilize our own internal industry knowledge as well as its strategic partners’ extensive loan origination, structuring, and closing experience to serve our needs to grow the top-line.

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We have hired RR Donnelley for our preliminary third party securitization credit, underwriting, and due diligence analysis of the CMBS-style loans and hired Berkadi Mortgage Servicing to administer all post-loan closing functions, such as the management of the Lock-Box for all interest income and other payments that are due on the Loans.

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These experienced industry veterans have all contributed to the creation of this loan strategy, which has yielded us immediate loan production of quality loans.

The Commercial Real Estate Market Forecast

The forecast of the commercial real estate finance markets projects originations of commercial property mortgages will hit $230 billion in 2012, an increase of 17 percent from 2011 volumes, and continue to rise to $290 billion in 2015.  Commercial mortgage debt outstanding is expected to also grow in 2012, ending the year above $2.4 trillion, two percent higher than at the end of 2011.  By the end of 2015, mortgage debt outstanding is forecast to exceed $2.5 trillion. In general, the U.S. CRE market appears to be on a gradual but uneven path to recovery, with increased capital availability, transactions, and improved fundamentals will allow us to be prudently competitive.

Competition

A number of much larger proven commercial real estate lenders such as JP Morgan, Bank of America, and Goldman, currently have established operations with large balance sheets and back office staff.  However, we are a non-banking institution and are not regulated like the larger banks or typical CMBS lender in that we are not “pigeon holed” into immediately securitizing our assets. Rather we elect to use the standardized securitization underwriting characteristics to originate loans, consequently to mitigate liquidly-risk (i.e. recapitalization) with the ability to hold these loans on the un-tainted balance sheet in order to garner stable income to yield strong growth and market share.

Finally, upon closing a minimum of $5 million dollars of loans and meeting other listing criteria, we expect to apply to be listed on the AMEX or other national stock exchange enabling our investors to have robust liquidity and more importantly will allow for us to implement additional proven, balance sheet, capital markets growth-strategies to compete with top tier financial firms like CapitalSource Inc, Goldman Sachs Commercial Real Estate, Morgan Stanley Real Estate, JP Morgan Chase, etc.

ASSET BACKED FINANCING KEY OPERATIONAL HIGHLIGHTS

Our factoring division understands that business does not always go as planned; therefore we will work with clients to get them realigned financially with viable solutions for optimum profitability. Key among the services provided through this division, is a line of factoring products.

In addition, we will deploy capital for participation in a proven “auctioned based account receivable program” from The Receivable Exchange Inc that will provide consistent revenue generation. This program allows businesses to sell their receivables to a global network of institutional investors and access working capital in as little as three days.  This is in contrast to typical remittance terms of 48 to 180 days being offered for factoring services, thus providing this division with an immediate competitive advantage. Additionally, in order to qualify for this platform through most institutions, they must have a minimum of $5 million in capital.  This too, offers a captive market for the majority of smaller to medium sized factoring companies that have been eliminated from conventional consideration. The factoring division will be operating in tandem with larger financial institutions.  The capital from this offering fortified by our access to the capital markets, plus experienced due diligence operations in place, is expected to give us a formidable financial platform.

Ours main product will be Advance factoring, which enables clients to turn accounts receivable into cash-on-hand with secured working capital loans.  Accounts receivable, inventory or other assets such as real estate, equipment and intellectual property can secure the factoring division’s working capital loans.  Advance rates are determined based on analysis of appropriate metrics for each collateral class (e.g. accounts receivable dilution, assessed value of tangible assets).

Loan Production Relationships

We have strategically aligned ourselves with top commercial real estate mortgage bankers to utilize their vast production sales with producers across the country. They have experienced loan origination back office staff to ensure our commercial real estate financing loan services is appropriately and professionally being marketed. Also, management has a proprietary database of 50 to 100 mortgage bankers to market their loan product to and generate loan production internally for consistent deal flow and have the option to hire a sales (production) force.

Underwriting & Due Diligence Relationships

We have engaged RR Donnelly Real Estate Services LLC to administer and implement the due diligence process and streamline our underwriting back office functions. To date, they have provided these services to others for more than one million commercial real estate assets throughout the United States, Canada, Europe, Asia and Latin America. Those deals represent a combined $550 billion and involve some of the largest private CMBS issuances ever completed.  Their services will enable us to fully utilize their experience to deliver comprehensive, accurate, third-party reviews supporting pre-sale and post-sale financing transactions. Armed with this transparent information, we and more importantly our investor’s/stockholders are ultimately able to make informed and sound decisions.

Loan Servicing Relationships

We have hired Berkadi Commercial Mortgage LLC, which is a leading provider of commercial loan servicing, special servicing and asset management services with proven track record and high ratings. We will utilize their advanced technology that will provide an intergraded and streamlined post-closing back office platform, by minimizing any overlapping operational functions that could reduce cost and make our loans over time worth more.

The Factoring Back Office Relationships

In January 2011 we acquired a 20-year-old turnkey factoring franchise operation from Liquid Capital for $50,000.  We plan to ramp up operations in this business to provide marketing support and back office operations support staff once we obtain additional financing for this business. This support consists of due diligence, underwriting, servicing, and collection under our brand, Omega Factoring LLC. In addition, the franchise agreement offers access to an approved credit facility providing us with leverage for capital up to a multiple of 6. There is a $250,000 minimum requirement to utilize the credit facility.  Our main product will be Advance factoring, which enables clients to turn account receivables into cash-on-hand with secured working capital loans.  These loans can be secured by account receivables, inventory, or other assets such as real estate, equipment, and intellectual property.  Advance rates are determined based on analysis of appropriate metrics for each collateral class (e.g. accounts receivable dilution, assessed value of tangible assets).

Co-Investments and Participation with Established Organizations

We from time to time will co-invest and or syndicate participation interest in loans as the administrative agent or buying participation interest.  We will only employ this strategy with seasoned well-established organizations in the commercial real estate lending industry such as private trusts, real estate financing institutions, mutual funds, pension funds, investment houses, or hedge funds of fund. This will allow us to participate in well-structured transactions with organizations with proven track records involving originating, underwriting, and servicing.

Employees

We have one employee.  We will rely on third party commercial real estate professionals in areas such as credit, underwriting, due diligence, and loan servicing, plus a team of seasoned commercial real estate attorneys to secure our assets on an as needed basis.  We will rely on proven mortgage bankers to generate production for stabilized commercial property loans. The underwriting and due diligence will be supervised by RR Donley, a company that has completed loan underwritings in the billions of dollars.

Description of Property

Our principal executive offices are located at 1000 5th Street, Suite 200, Miami Beach, FL 33139 and our telephone number is (305) 704-3294.  The term of the lease is month to month and our monthly rent is $95.  In addition, we maintain an office at 429 Lenox Avenue, Miami Beach, Florida 33139 on a month to month basis and our monthly rent is $563.

Legal Proceedings

Other than as set forth below, there are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

The following is summary information on the cases against us or our affiliates.

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Jorge Ramos v. Omega Capital Funding, LLC, et. al.   In the 11th Judicial Circuit in and for Miami-Dade County, Florida.  Case No.: 07-38288 CA 09.  This matter resulted in a summary judgment against the Defendants on September 25, 2009 for $85,000.  The judgment accrues interest at 8% annually and has yet to be satisfied.

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Sebaco Siete, S.A. v. Omega Realty Partners, L.L.C., et. al.  In the 11th Judicial Circuit in and for Miami-Dade County, Florida.  Case No.: 06-11204 CA 13.  This matter resulted in a default final judgment against the Defendants in March 2008 for $1,564,832 plus fees and costs.  The judgment accrues interest at 11% annually and has yet to be satisfied.

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Luxury Home, LLC v. Omega Commercial Finance Corporation, et. al.  In the Superior Court of Arizona, Maricopa County, Arizona. Case No.: CV2011-004554.  This breach of contract matter resulted in a default judgment against the Defendants in 2012 for $651,113 plus fees and costs.  The judgment accrues interest at 4.25% annually and has yet to be satisfied.

We currently have payment obligations of total $2,300,945 on the judgments against us, which is included in our financial statements for the quarter ended September 30, 2012 and the audited financial statements for the year ended December 31, 2011.

Management's Discussion and Analysis of Financial Condition and Results of Operations

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

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have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

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disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Overview

We were incorporated in the state of Wyoming on November 6, 1973 under the name DOL Resources, Inc.  From inception until October 2002, our primary business activity was the acquisition, disposition, commercialization and/or exploration of interests in oil, gas and/or coal properties.  In October 2002, we sold all of our oil and gas properties to Glauber Management Company whereupon we ceased any business operations and became a development stage company, whose activities were limited to that of a shell company seeking to merge with or acquire an operating business.

On September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company (“Omega Capital”) pursuant to which we acquired 100% ownership of Omega Capital as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007 (the “Reorganization”).  After the Reorganization, our business operations consisted of those of Omega Capital.  Prior thereto since 2002, we were a non-operating shell company with no revenue and minimal assets.  As a result of the Reorganization, we were no longer considered a shell company.

Since the Reorganization in September 2007, our business operations, through various subsidiaries, have been directed primarily on offering financing to the real estate markets in the United States.  We provide short and medium term loans to borrowers primarily consisting of commercial real estate developers and speculators, business owners, landlords, and owners of core and non-core assets.  We focus on various alternative commercial real estate financings with an emphasis on loans secured by commercial real estate and also on financing non-core assets, including ground up developments, as well as core assets, including office buildings, multi-family residences, shopping centers, and luxury residential estates.  The loans consist of senior debt loans, mezzanine or subordinated loans, preferred equity, and other equity participation financing structures.  Our operations are based primarily in Miami Beach, Florida.

Going Concern

As of September 30, 2012, we have not yet achieved profitable operations.  We have accumulated losses since inception, a working capital deficiency and we expect to incur further losses in the development of our business, all of which, according to our accountants, casts substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  We intend to seek additional funds by equity financing through an offering of our securities and/or related party advances, however there is no assurance of additional funding being available.

RESULTS OF OPERATIONS

Nine months ended September 30, 2012

compared to nine months ended September 30, 2011

Revenues

For the nine months ended September 30, 2012, we generated $192,370 in revenues compared to $292,000 in revenues for the nine months ended September 30, 2011 for decrease of $99,630. The decrease in revenue is a result of the competitive commercial real estate financing sector and the limited sales force to market our lending programs.

Cost of Sales

Cost of sales for the nine months ended September 30, 2012 was $142,933 compared to $201,231 for the nine months ended September 30, 2011. Although revenue decreased, as a result of fixed costs related to sales, costs of sales remained substantially the same as a percentage of revenue.  Cost of sales for the nine months ended September 30, 2012 was 74.3% compared to 68.9% for the nine months ended September 30, 2011.

Operating Expenses

Total expenses increased to $302,320 for the nine months ended September 30, 2012 from $115,519 for the nine months ended September 30, 2011, a net increase of $186,801. The reason for the increase was due to primarily the increase in salary and professional fees associated with our SEC registration and becoming more operational.

Loss From Operations

We generated a net loss of $252,883 for the nine months ended September 30, 2012 compared to net income of $24,750 for the same period in 2011 due to the circumstances set forth above.

Twelve months ended December 31, 2011

compared to twelve months ended December 31, 2010

For the twelve-months ended December 31, 2011, we generated $347,150 in revenues compared to $99,500 in revenues for the twelve-months ended December 31, 2010 for an increase of $247,650. The increase in revenue is a result of enhanced and expanded operations.

Cost of goods sold for the twelve-months ended December 31, 2011 was $234,704 compared to $47,083 for the twelve-months ended December 31, 2010 for an increase of $187,621. This increase was a result of enhanced and expanded operations.

Total expenses increased to $897,756 for the twelve months ended December 31, 2011 from $18,194 for the twelve-months ended December 31, 2010 a net increase of $879,562. The reason for the increase was due to primarily the payment to our CEO for services rendered in exchange for issuance of our common stock valued at $750,000 as well as an increase in expenses associated with becoming more operational.

We generated a net loss of $785,310 for the twelve months ended December 31, 2011 compared to net income of $34,223 for the same period in 2010 due to the circumstances set forth above.

CAPITAL RESOURCES AND LIQUIDITY

On September 30, 2012 we had total assets of $16,198 compared to $2,663 on December 31, 2011, an increase of $10,689.  We had a deficit in total stockholders’ equity of $2,458,665 on September 30, 2012 compared to the deficit of stockholders’ equity of $2,305,782 on December 31, 2011, an increase in the deficit of $152,883.

All assets are booked at historical cost.  Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

Financing - The Equity Line of Credit.  As a means for financing operations, we have entered into an Investment Agreement/Equity Line of Credit with Dutchess Opportunity Fund, II, LP pursuant to which we have the right to “put” to Dutchess up to $25 million in shares of our common stock (i.e., we can compel Dutchess to purchase our common stock at a pre-determined formula). We have orally agreed with Dutchess to extend certain of our obligations under this agreement until such time as we are able to seek listing of our common stock on the OTCBB. For more information about this Investment Agreement and Dutchess, see our registration statement on Form S-1/A filed with the SEC on August 7, 2012.

Net cash provided by operating activities during the nine months ended September 30, 2012 was $13,142 as compared to net cash used in operating activities of $32,250 for the nine months ended September 30, 2011.  The increase of $45,392 in cash used by operations was primarily due to non-cash expenses in connection with the issuance of common stock to an officer for services rendered in the amount of $100,000 during that period and an increase in customer deposits in the amount of $150,000.

Net cash used in investing activities during the nine months ended September 30, 2012 was $1,016 as compared to net cash used in investing activities of 0 for the nine months ended September 30, 2011.  The increase of $1,016 in cash was due to the purchase of computer equipment.

Cash Requirements

We have not yet achieved profitable operations and expect to incur further losses in the development of our business, the result of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from business operations when they come due.  We intend to meet our financial needs for operations through ticket sales, sponsorships and merchandise sales; otherwise, we intend to seek additional funds by equity and/or debt financing and/or related party advances.  However there is no assurance of additional funding being available As of September 30, 2012 we had cash and cash equivalents of $14,788.

We have financed operations through the collections of accounts receivable and sales, as well as loans by officers and raising additional capital via debt and/or equity funding.  Our future capital requirements will depend on numerous factors, including the profitability of operations and our ability to control costs. We believe that our current assets will be sufficient to meet our operating expenses and capital expenditures in the near term. However, we cannot predict when and if any additional capital contributions may be needed and we may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders.

There can be no assurances that we will be successful in raising additional capital via debt and/or equity funding, or that any such transactions, if consummated, will be on terms favorable to us.  In the event that additional capital is not obtained from other sources, it may become necessary to alter development plans or otherwise abandon certain ventures.

If we need to raise additional funds in order to fund expansion, develop new or enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies, any additional funds raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of our common stock.

In the next twelve months, the company's goal is to achieve profitable operations through services provided to Borrowers. Over the next 24 months the company's focus is on expanding our base of Borrowers, as well as obtaining new Borrowers, and increasing revenues through the implementation of our proposed financing products and services.

We do not currently have any contractual restrictions on our ability to incur debt and, accordingly we could incur significant amounts of indebtedness to finance operations. Any such indebtedness could contain covenants which would restrict our operations.

Off-Balance Sheet Arrangements.

We currently do not have any off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

Critical Accounting Policies

Our financial statements are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause an effect on our results of operations, financial position or liquidity for the periods presented in this report.

Revenue Recognition

We will be primarily engaged in the sourcing of and providing advice in connection with second- and third-tier financing for commercial development and construction.  Revenues are generated from fixed non-refundable processing fees associated with the contractual agreement.  Revenues are recorded at the time each contract is signed and fees remitted.

The fees are non-refundable and fixed, which is unconditionally earned and is not contingent on success factors.  We recognize revenues as amounts become billable in accordance with contract terms.  These revenues based on contractual agreement with us are recognized as the contracts are signed and the fees are received, and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). We consider amounts to be earned once evidence of an arrangement has been obtained, the contract signed, and the processing fees remitted.

In the past our fees have not been refundable, which resulted in unclear contracts and several lawsuits.  Our contracts have been rewritten to clearly state the processing fees as non-refundable, and customers are clearly informed of the fees and policies.  If the Company elects to refund any processing fees, determined on a case by case basis, a loss provision will be recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined by the contractual agreement and the amount of processing fees associated with the customer. There were no refunds or anticipated contract refunds as of December 31, 2011 and 2010.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Investments in and Advances to Unconsolidated Entities

The trends, uncertainties or other factors that may negatively affected the Company’s business and the finance, construction and new development industries in general may also affect the unconsolidated entities in which the Company may have investments. The Company will review each of its investments in unconsolidated entities on a quarterly basis to determine the recoverability of its investment. The Company evaluates the recoverability of its investment in unconsolidated entities, which entails a detailed cash flow analysis using many estimates including but not limited to expected sales pace, expected sales prices, expected incentives, costs incurred and anticipated, sufficiency of financing and capital, competition, and market conditions. When markets deteriorate and it is no longer probable that the Company can recover its investment in a joint venture, the Company impairs its investment. If a joint venture has its own loans or is principally a joint venture to hold an option, such impairment may result in the majority or all of our investment being impaired.

Income Taxes — Valuation Allowance

Significant judgment is required in estimating valuation allowances for deferred tax assets. In accordance with ASC 740, a valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carry forward periods under tax law. We periodically assesses the need for valuation allowances for deferred tax assets based on ASC 740’s “more-likely-than-not” realization threshold criterion. In our assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carry forward periods, its experience with operating loss and tax credit carry forwards being used before expiration, and tax planning alternatives.

In accordance with ASC 740, we assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax assets will not be realized. Our assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Our accounting for deferred tax assets represents its best estimate of future events using the guidance provided by ASC 740.

Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods (carry forward period assumptions), it is reasonably possible that actual results could differ from the estimates used in our historical analyses. Our assumptions require significant judgment because the residential homebuilding industry is cyclical and is highly sensitive to changes in economic conditions. If our results of operations are less than projected and there is insufficient objectively verifiable evidence to support the likely realization of its deferred tax assets, a valuation allowance would be required to reduce or eliminate its deferred tax assets.

Stock Based Compensation

From time to time, we have compensated our officers and vendors with the issuance of stock.  The value of the transaction is determined by the trading price on the day of the transactions.  We anticipate that we will continue to compensate our officers with stock and traditional payments in the future.  Since the stock price is variable and there is no assurance the stock price will remain at any level, the amount of stock issued for services in kind or bonus awards will vary, and dilution may occur. We do not issue options or warrants.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTCQB and trades under the symbol “OCFN”.  On December 11, 2012, the closing sale price for our common stock was $0.04 on the OTCQB. As of December 11, 2012, there were approximately 2,497 record holders. As of December 11, 2012 there were approximately 58,486,150 shares of common stock issued and outstanding.

The following table reflects the range of high and low bid information for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
Fiscal Year 2012
September 30, 2012	$0.34	$0.01
June 30, 2012	$0.04	$0.0056
March 31, 2012	$0.053	$0.009
Fiscal Year 2011
December 31, 2011	$0.05	$0.005
September 30, 2011	$0.10	$0.031
June 30, 2011	$0.07	$0.0023
March 31, 2011	$0.013	$0.0018
Fiscal Year 2010
December 31, 2010	$0.015	$0.005
September 30, 2010	$0.014	$0.0015
June 30, 2010	$0.014	$0.005
March 31, 2010	$0.01	$0.006

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the name, age and position of each person who is a director or executive as of the date of this prospectus.

Name	Age	Positions and Offices to be Held

Jon S. Cummings, IV	43	Director, Chief Executive Officer, Chief Financial Officer
Clarence Williams	67	Director

Our directors are appointed for a one-year term to hold office until their successor is duly elected and qualified. Our officers are appointed by our board of directors and hold office until removed by the board.  There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

All of our directors bring to our Board executive leadership experience derived from their prior business experience. Each of our board members has demonstrated strong business acumen and an ability to exercise sound judgment and has a reputation for integrity, honesty and adherence to ethical standards.

Jon S. Cummings, IV has been our Chief Executive Officer, President, Chief Financial Officer and member of the Board of Directors since 2007 and since 2005 has been the President of our subsidiary Omega Commercial Finance LLC which is engaged in and domestic real estate development projects valued at over $100 million.  Jon is responsible for our day to day operations including communications to employ additional personnel in the future which are expected to include real estate analysts, surveyors, licensed appraisers, and real estate brokers. Additionally, he is responsible for overseeing the internal underwriting department to achieve the maximum value in our origination and lending activities. From 1996 to 1999, Jon was employed as Vice President by J.S. Cummings & Associates, a company engaged in commercial and residential real estate development.  From 1999 to 2005 Jon was responsible for construction management and budgeting at African International. Jon graduated from Ohio University in 1994 with BS dual major in Pre-Law & History.

Clarence Williams has been a member of our Board of Directors since 2008.  Mr. Williams has 45 years of demonstrated experience in business administration and management. He retired from the City of Dayton as Chief Executive to the Dayton City Council. During that tenure of 32 years of service, his responsibilities included the review and the assessment of the city's 800 million dollar general and enterprise fund budgets.  Mr. Williams has facilitated workshops and training seminars across the country and in Russia, Israel, Zimbabwe, Zambia, Liberia, and South Africa. He has served on numerous boards for government entities and non-profit organizations. Mr. Williams has a Bachelor of Science degree in Business Management and a MBA graduate degree. He was selected as a George Washington University Fellow; Elliott School of International Affairs and focused on international global economic development opportunities. He was certified at the Senior Executive Institute, University of Virginia.

Employment Agreements

We have not entered into employment agreements with any of our executive officers.

Board of Directors

Our Board of Directors currently consists of two members. Our Bylaws provide that our board shall consist of not less than one with a maximum as determined by the board or the stockholders. The terms of directors expire at the next annual stockholders’ meeting unless their terms are staggered as permitted in our bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Director Compensation

Currently, we do not pay our directors any cash compensation other than the compensation paid to our CEO who is also a Director, which is reflected in the Summary Compensation Table below. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

To date, we have not established a compensation committee, nominating committee or an audit committee.  The functions of those committees are being undertaken by Board of Directors as a whole. Because none of our directors are independent, we believe that the establishment of these committees would be more form over substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our Board of Directors.  Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.  In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•

understands generally accepted accounting principles and financial statements,

•

is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•

has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•

understands internal controls over financial reporting, and

•

understands audit committee functions.

Our common stock is not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

Board oversight in risk management

Mr. Cummings serves as both our Chief Executive Officer and as one of the two members of our Board of Directors. The other director, Mr. Williams is not considered independent. The business and operations of our company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our company faces.  Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole, has responsibility for the oversight of risk management. Our directors meet regularly to discuss strategy and risks we face and to address any questions or concerns they may have on risk management and any other matters.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the registrant with copies of all Section 16(a) forms that they file.  During the fiscal year ended December 31, 2011, we were not subject to the reporting requirements under the Securities Exchange Act of 1934.  Consequently, none of our executive officers, directors or persons holding greater than 10% of our issued and outstanding stock has filed reports with the SEC under Section 16(a).

Executive Compensation

The following table summarizes all compensation recorded by us in the fiscal years ending December 31, 2011 and 2010 for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2011. The value attributable to any option awards is computed in accordance with FASB ASC Topic 718.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jon S. Cummings, IV, CEO	2011	0	0	[1] $750,000	0	0	0	0	$750,000
	2010								0

(1)  Mr. Cummings has served as our CEO since 2007. 15,000,000 shares were issued to Mr. Cummings and valued at the closing stock price of $.05 per share at the date of issuance, of which 13 million were returned to the company and retired in 2012. During fiscal 2010, Mr. Cummings received no compensation for his service as our Chief Executive Officer.

How our Chief Executive Officer’s compensation is determined

Mr. Cummings is not a party to an employment agreement with us. His compensation is determined by our Board of Directors, of which he is a member, and is based upon a number of factors including the scope of his duties and responsibilities and the time devoted to our business. Such deliberations are not arms-length. We did not consult with any experts or other third parties in fixing the amount of Mr. Cummings compensation. The amount of compensation payable to Mr. Cummings can be changed at any time upon the determination of our Board of Directors.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2011:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jon S. Cummings, IV, CEO	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

At December 5, 2012, we had 58,486,150 shares of our common stock issued and outstanding which is our only class of voting securities outstanding. The following table sets forth certain information, as of December 11, 2012 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of our executive officers and directors, and (iii) our directors and executive officers as a group.

Unless otherwise indicated, the business address of each person listed is in care of c/o Omega Commercial Finance Corporation, 1000 5th Street, Suite 200, Miami Beach, Florida 33139.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Jon S. Cummings, IV(1)	33,290,100	56.9%
Clarence Williams	25,000	Less than 1%
All officers and directors as a group (2 persons)	33,315,100	57.0%
Omega Capital Funding LLC(2)	12,015,500	20.5%
Omega Capital Street LLC(3)	5,000,000	8.5%
Omega CRE Group LLC(4)	5,000,000	8.5%
Flavio Zuanier	5,500,000	9.4%

(1) Mr. Cummings is our CEO.   Includes 11,275,100 shares owned directly, 12,015,000 shares owned by Omega Capital Funding, LLC, 5,000,000 shares owned by Omega Capital Street, LLC and 5,000,000 shares owned by Omega CRE Group, LLC, both of which are our wholly owned subsidiaries.

(2) Mr. Cummings has voting and dispositive control over securities held by Omega Capital Funding LLC.

(2) Mr. Cummings has voting and dispositive control over securities held by Omega Capital Street LLC.

(3) Mr. Cummings has voting and dispositive control over securities held by Omega CRE Group LLC.

Certain Relationships and Related Transactions, and Corporate Governance

In October 2011, we issued 15,000,000 shares of common stock to our CEO in exchange for $750,000 in services rendered, valued at the closing stock price at the date of issuance.  In February 2012 the CEO returned to us for retirement 13,000,000 of said shares.

As previously disclosed herein, on September 14, 2007, we entered into a Stock Purchase Agreement and Share Exchange with Omega Capital Funding LLC, a Florida limited liability company pursuant to which we acquired 100% ownership of Omega Capital Funding as previously disclosed in our Form 8-K filed on September 20, 2007 as subsequently amended by our Form 8-K/A filed on October 29, 2007.  Omega Capital Funding is controlled by our CEO.

As of July 18th 2012, we authorized the issuance of 3,000,000 shares of common stock to Jon S. Cummings IV for compensation for the 2nd Quarter of 2012; shares were valued at the issuance date of the stock certificate by the Transfer Agent.

As of October 22, 2012, we issued to Jon S. Cummings IV, 5,000,000 shares of our restricted common stock in exchange for management services valued at $450,000 ($0.09per share).

As of October 22, 2012, we issued to Omega Capital Street, LLC, our wholly owned subsidiary, 5,000,000 shares of our restricted common stock in exchange underwriting services, valued at $450,000 ($0.09 per share).

As of October 22, 2012, we issued to Omega CRE Group, LLC, our wholly owned subsidiary, 5,000,000 shares of our restricted common stock in exchange underwriting services, valued at $450,000 ($0.09 per share).

Review, approval or ratification of transactions with related persons

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Omega Commercial Finance Corporation filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC's Internet website at http://www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Wyoming Business Corporation Act (“WBCA”).  The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Legal Matters

The validity of the common stock offered hereby will be passed upon by Legal & Compliance, LLC, West Palm Beach, FL.

Experts

The financial statements appearing in this prospectus and registration statement on Form S-1 have been audited by Bongiovanni & Associates, CPA’s, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its subsidiaries.

Transfer Agent

Our transfer agent is Pacific Stock Transfer.  Its address is 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

Financial Statements

OMEGA COMMERCIAL FINANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

	Unaudited	Audited
	September 30, 2012	December 31, 2011
ASSETS

CURRENT ASSETS:
Cash	$14,788	$2,663
Prepaid expenses	564	-
TOTAL CURRENT ASSETS	15,352	2,663

Furniture, Fixtures & Equipment (net of accumulated depreciation)	$846	$-
TOTAL FURNITURE, FIXTURES & EQUIPMENT	846	-

TOTAL ASSETS
	$16,198	$2,663
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$23,919	$7,500
Customer deposits / retainers	150,000	-
Judgments payable	2,300,945	2,300,945
TOTAL CURRENT LIABILITIES	2,474,864	2,308,445

STOCKHOLDERS’ (DEFICIT)
Common stock ($.01 par value, 100,000,000 shares authorized; 35,885,900 and 43,885,900 common shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	358,859	438,859
Preferred stock ($5.00 par value, 10,000,000 shares authorized; no preferred shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	-	-
Additional paid in capital	2,687,473	2,507,473
Retained (deficit)	(5,504,997)	(5,252,114)
TOTAL STOCKHOLDERS’ (DEFICIT)	(2,458,665)	(2,305,782)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$16,198	$2,663

The accompanying notes are an integral part of these consolidated financial statements

OMEGA COMMERCIAL FINANCE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	For the three months		For the nine months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
REVENUES:
Sales	$42,445	$84,775	$192,370	$292,000
Cost of sales	(54,803)	(79,668)	(142,933)	(201,231)
Gross profit (loss)	(12,358)	5,107	49,437	90,769

EXPENSES:
Depreciation	85	-	170	-
Auto	1,941	11,403	4,927	13,218
Common stock issued for services provided	60,000	-	100,000	-
Professional fees	22,590	3,750	83,444	7,500
Payroll Expenses	21,500	16,940	45,434	41,384
Rent	2,543	1,127	6,062	8,418
Other selling, general and administrative expenses	33,440	16,173	62,282	45,000
Total expenses	142,098	49,394	302,320	115,519

Income (loss) from operations	$(154,456)	$(44,287)	$(252,883)	$(24,750)
Provision for income taxes	-	-	-	-
NET INCOME (LOSS)	$(154,456)	$(44,287)	$(252,883)	$(24,750)

Basic and fully diluted net income (loss) per common share:	($0.01)	**	($0.01)	**
Weighted average common shares outstanding	33,110,900	28,885,900	36,115,827	28,885,900

** Less than $.01

The accompanying notes are an integral part of these consolidated financial statements

OMAGE COMMERICAL FINANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	For the nine months ended September 30
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(252,883)	$(24,750)
Adjustments to reconcile net (loss) to net cash provided by (used in) operations:
Depreciation	170	-
Issuance of common shares for services provided	100,000	-
Increase in prepaid expenses	(564)	-
Changes in accounts payable and accrued expenses	16,419	(7,500)
Increase in customer deposits/ retainers	150,000	-
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	13,142	(32,250)

INVESTING ACTIVITIES:
Computer purchase	(1,016)	-
NET CASH USED IN INVESTING ACTIVITIES	(1,016)	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,126	(32,250)
CASH AND CASH EQUIVALENTS,
BEGINNING OF THE PERIOD	2,663	37,973
END OF THE PERIOD	$14,788	$5,722

The accompanying notes are an integral part of these consolidated financial statements

OMEGA COMMERCIAL FINANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2012

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business organization

Omega Commercial Finance Corporation (formerly known as DOL Resources, Inc.) (the “Company”) is a commercial real estate financing company that also provides asset backed lending services located in the Miami, Florida area. The Company was incorporated in the State of Wyoming on November 6, 1973.

The Company’s wholly owned subsidiaries include the following:

CCRE (“CCRE”), a Florida Limited Liability Company providing second- and third-tier real estate funding as well as partnering in development ventures.

OMEGA FACTORING, a Ohio Limited Liability Company providing factoring funding.

Omega Capital Street LLC, a Nevada Limited Liability Company that specializes in CMBS “style” Loan Products.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“USGAAP”). The consolidated financial statements of the Company include the Company and its subsidiaries.  All material inter-company balances and transactions have been eliminated.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. During the year ended December 31, 2011, the Company recorded $750,000 in compensation expense based on the fair value of services rendered in exchange for common shares issued by the Company’s officer. These approximated the fair value of the shares at the dates of issuances in the opinion of management.

For the nine months ended September 30, 2012, the company issued 5,000,000 shares of stock for consulting services rendered (see Note 4).

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Reclassification

Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current year presentation.

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)

persuasive evidence of an arrangement exists,

(ii)

the services have been rendered and all required milestones achieved,

(iii)

the sales price is fixed or determinable, and

(iv)

collectability is reasonably assured.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Income (Loss) Per Share - Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of September 30, 2012 and December 31, 2011.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

The Company had no fair value adjustments as of December 31, 2011.  The Company did not have any fair value adjustments for liabilities measured at fair value at September 30, 2012 and December 31, 2011 nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date as of September 30, 2012 and December 31, 2011.

Recently issued accounting pronouncements:

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  The amendment results in a consistent definition of fair value and ensures the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards (“IFRS”). This amendment changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on our consolidated financial position or results of operations.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, “Comprehensive Income (Topic 220), and Presentation of Comprehensive Income”.  ASU 2011-05 amends the presentation of other comprehensive income and the Statement of Consolidated Operations. Under this amendment, entities will be required to present the total of comprehensive income, the components of net income,  and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Regardless of which reporting option is selected, the Company is required to present on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. The current option to report other comprehensive income and its components in the statement of changes in equity has been eliminated. This amendment will be effective for the Company on January 1, 2012 and full retrospective application is required. We do not anticipate that this amendment will have a material impact on our financial statements.

Effecting certain sections covered under ASU 2011-05,  in December, 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220)”, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in ASU 2011-05”.  The pronouncement is effective for fiscal years and interim periods beginning January 1, 2012 with retrospective application for all comparative periods presented.  The Company’s adoption of the new standard is not expected to have a material effect on our consolidated financial position or results of operations.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-08, “Intangibles – Goodwill and Other (Topic 350), Testing Goodwill for Impairment”.  ASU 2011-08 amends the required annual impairment testing of goodwill by providing an entity an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events and circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test under Topic 350-24 and Topic 350-20-35-9 is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the impairment testing under Topic 350-24 by calculating the fair value of the reporting unit and comparing the results with the carrying amount.  If the fair value exceeds the carrying amount, then the entity must perform the second step test of measuring the amount of the impairment test under Topic 350-20-35-9.

An entity has the option to bypass the qualitative assessment and proceed directly to the two step goodwill impairment test.  Additionally, the entity has the option to resume with the qualitative testing in any subsequent period.  The amendment will be effective for the Company on January 1, 2012. Based on current operations, the adoption is not expected to have a material effect on our consolidated financial position or results of operations.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities”.  The guidance in this update requires us to disclose information about offsetting and related arrangements to enable users of our financial statements to understand the effect of those arrangements on our financial position.  The pronouncement is effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented.  Our adoption of the new standard is not expected to have a material effect on our consolidated financial position or results of operations.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

NOTE 2

INCOME TAXES

At September 30, 2012, the Company had federal and state net operating loss carry forwards of approximately $5,505,000 that expire in various years through the year 2032.

Due to cumulative operating losses, there is no provision for current federal or state income taxes for the nine months ended September 30, 2012.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at September 30, 2012 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $1,887,000 less a valuation allowance in the amount of approximately $1,887,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.

The Company’s total deferred tax asset as of September 30, 2012 is as follows:

Total Deferred Tax Asset	$1,887,000
Valuation allowance	(1,887,000)
Net deferred tax asset	$0

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the nine months ended September 30, 2012 is as follows:

Income tax computed at the federal statutory rate	34%
Valuation allowance	(34%)
Total deferred tax asset	0%

The valuation allowance increased by approximately $86,000 and $8,400 for the nine months ended September 30, 2012 and 2011, respectively.

NOTE 3

ACCOUNTS PAYABLE

As of September 30, 2012 and December 31, 2011, the Company has outstanding $23,919 and $7,500 in Accounts payable relating to operational expenses and legal fees, respectively.

NOTE 4

CAPITAL STOCK

The Company is currently authorized to issue 100,000,000 common shares at $.01 par value per share and 10,000,000 preferred shares at $5.00 par value per share.

During the year ended December 31, 2011, the Company issued to 15,000,000 common shares to an officer of the Company in exchange for $750,000 in services rendered, valued at the closing stock price at the date of issuance.  In February 2012, the officer returned to the Company 13,000,000 shares to be retired.

During the nine months ended September 30, 2012, the Company issued 5,000,000 shares of common stock for consulting services. The Company valued the transaction at $.02/share, or $100,000.

The Company had 35,885,900 and 43,885,900 shares of common stock issued and outstanding as of September 30, 2012 and December 31, 2011, respectively.

NOTE 5

LEASE COMMITMENTS

The Company has a month to month lease at $563 per month with an unrelated landlord. The Company also has a month to month lease for an executive office at $95 per month with an unrelated landlord.

NOTE 6

INCOME (LOSS) PER SHARE

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted income (loss) per share was the same for the nine months ended September 30, 2012 and 2011, respectively.

NOTE 7

SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the nine months ended September 30, 2012 and 2011 are summarized as follows:

Cash paid during the nine months ending September 30, 2012 and 2011 for interest and income taxes:

	2012	2011
Income Taxes	$--	$--
Interest	$--	$--

NOTE 8

SEGMENT REPORTING

The Company follows paragraph 280 of the FASB Accounting Standards Codification for disclosures about segment reporting. This Statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of September 30, 2012 and 2011.

NOTE 9

GOING CONCERN

The accompanying financial statements for the nine months ended September 30, 2012 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has negative working capital of $2,459,512 and a retained deficit of $5,504,997. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10

JUDGMENTS PAYABLE

The Company currently has three judgments against it. Included in the accompanying balance sheets at September 30, 2012 and December 31, 2011 is $2,300,945 in the following judgments.

Sebaco Siete, S.A. v. Omega Realty Partners, LLC, et. al. 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 06-11204 CA 13 FJ. A default judgment against impleader defendants in the amount of $1,564,832 was filed in 2009.

Jorge Ramos v. Omega Capital Funding, LLC, et. al. in the circuit court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 07-38288 CA 09. A final summary judgment was filed in 2009 in the amount of $85,000.

Luxury Home LLC v. Omega et. al. Case No.: CV2011-004554. A default judgment in the amount of $651,116 was filed in 2012 for a previous year’s claim.

FL Office

7951 SW 6th St., Suite. 216

Plantation, FL   33324

Tel:   954-424-2345

Fax:  954-424-2230

NC Office

19720 Jetton Road, 3rd Floor

Cornelius, NC   28031

Tel:  704-892-8733

Fax:  704-892-6487

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Omega Commercial Finance Corporation

We have audited the accompanying balance sheets of Omega Commercial Finance Corporation as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omega Commercial Finance Corporation as of December 31, 2011 and 2010 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered an operating loss, has an accumulated stockholders’ deficit, has negative working capital, has a retained deficit, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, CPA’s

Bongiovanni & Associates, CPA’s

Cornelius, North Carolina

February 20, 2012

www.ba-cpa.net

OMEGA COMMERCIAL FINANCE CORPORATION
BALANCE SHEETS
AS OF DECEMBER 31, 2011 AND 2010

	12/31/2011	12/31/2010
ASSETS
CURRENT ASSETS:
Cash	$2,663	$37,973
TOTAL CURRENT ASSETS	2,663	37,973

TOTAL ASSETS	$2,663	$37,973

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$7,500	$7,500
Judgments payable	2,300,945	2,300,945
TOTAL CURRENT LIABILITIES	2,308,445	2,308,445

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock ($.01 par value, 100,000,000 shares authorized; 43,885,900 and 28,885,900 common shares issued and outstanding at December 31, 2011 and 2010, respectively)	438,859	288,859
Preferred stock ($5.00 par value, 10,000,000 shares authorized; no preferred shares issued and outstanding at December 31, 2011 and 2010, respectively)	-	-
Additional paid in capital	2,507,473	1,907,473
Retained (deficit)	(5,252,114)	(4,466,804)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(2,305,782)	(2,270,472)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,663	$37,973

The accompanying notes are an integral part of these financial statements

OMEGA COMMERCIAL FINANCE CORPORATION
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	For the Years
	Ended December 31,
	2011	2010
REVENUES:
Earned commissions	$347,150	$99,500
Cost of revenues	(234,704)	(47,083)
Gross profit	112,446	52,417

EXPENSES:
Auto	16,034	1,349
Labor	49,383	1,143
Services received from officer in exchange for issuance of shares	750,000	-
Professional fees	15,000	-
Directors' fees	7,847	-
Dues and subscriptions	6,033	-
Rent	10,001	5,333
Other selling, general and administrative expenses	43,458	10,369
Total expenses	897,756	18,194

Income (loss) from operations	$(785,310)	$34,223

Provision for income taxes	-	-

NET INCOME (LOSS)	$(785,310)	$34,223

Basic and fully diluted net income (loss) per common share:	($0.02)	**

Weighted average common shares outstanding	36,385,900	28,885,900

** Less than $.01

The accompanying notes are an integral part of these financial statements

OMEGA COMMERCIAL FINANCE CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	(Deficit)	Total

Balances, January 1, 2010	28,885,900	$288,859	$1,907,473	$(4,501,027)	$(2,304,695)

Net income for the year ended December 31, 2010	-	-	-	34,223	34,223

Balances, December 31, 2010	28,885,900	$288,859	$1,907,473	$(4,466,804)	$(2,270,472)

Issuance of common shares to officer for services	15,000,000	$150,000	$600,000	$-	$750,000

Net loss for the year ended December 31, 2011	-	-	-	(785,310)	(785,310)

Balances, December 31, 2011	43,885,900	$438,859	$2,507,473	$(5,252,114)	$(2,305,782)

The accompanying notes are an integral part of these financial statements

OMEGA COMMERCIAL FINANCE CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(785,310)	$34,223
Adjustments to reconcile net (loss) to net cash provided by operations:
Issuance of common shares to officer for services	750,000	-
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	-	3,750
NET CASH PROVIDED BY OPERATING ACTIVITIES	(35,310)	37,973

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(35,310)	37,973

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE YEAR	37,973	-
END OF THE YEAR	$2,663	$37,973

The accompanying notes are an integral part of these financial statements

OMEGA COMMERCIAL FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Omega Commercial Finance Corporation (formerly known as DOL Resources, Inc.) (the “Company”) is a commercial real estate financing company that also provides asset backed lending services located in the Miami, Florida area. The Company was incorporated in the State of Wyoming on November 6, 1973.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Deferred Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)

 persuasive evidence of an arrangement exists,

(ii)

 the services have been rendered and all required milestones achieved,

(iii)

 the sales price is fixed or determinable, and

(iv)

 collectability is reasonably assured.

Specifically, the Company is primarily engaged in the sourcing of second- and third-tier financing for commercial development and construction.  Revenues are generated from fixed non-refundable processing fees associated with the contractual agreement.  Revenues are recorded at the time each contract is signed and fees remitted.

The fees are non-refundable and fixed, which is unconditionally earned and is not contingent on success factors.  The Company recognizes revenues as amounts become billable in accordance with contract terms.  These revenues based on contractual agreement with the Company are recognized as the contracts are signed and the fees are received, and amounts are earned in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”). The Company considers amounts to be earned once evidence of an arrangement has been obtained, the contract signed, and the processing fees remitted.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Income (Loss) Per Share - Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2011 and 2010.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Stock-Based Compensation- The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. During the year ended December 31, 2011, the Company recorded $750,000 in compensation expense based on the fair value of services rendered in exchange for common shares issued by the Company’s officer. These approximated the fair value of the shares at the dates of issuances in the opinion of management.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Fair Value for Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1   Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2   Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3   Pricing inputs that are generally observable inputs and not corroborated by market data.

Fair Value for Financial Assets and Financial Liabilities (Cont.)- The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2011 and 2010 nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the for the years ended December 31, 2011 and 2010.

Recent Accounting Pronouncements - The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In July 2010, the FASB amended the requirements for Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. The new disclosures as of the end of the reporting period are effective for the fiscal year ending December 31, 2010, while the disclosures about activity that occurs during a reporting period are effective for the first fiscal quarter of 2011. The adoption of this guidance will not impact the Company’s consolidated results of operations or financial position.

In January 2010, the FASB issued authoritative guidance regarding fair value measures and disclosures. The guidance requires disclosure of significant transfers between level 1 and level 2 fair value measurements along with the reason for the transfer. An entity must also separately report purchases, sales, issuances and settlements within the level 3 fair value roll forward. The guidance further provides clarification of the level of disaggregation to be used within the fair value measurement disclosures for each class of assets and liabilities and clarified the disclosures required for the valuation techniques and inputs used to measure level 2 or level 3 fair value measurements. This new authoritative guidance is effective for the Company in fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance will not impact the Company’s consolidated results of operations or financial position.

In September 2011, the FASB issued ASU 2011-08 which provides an entity the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test for goodwill impairment.  If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required.  Otherwise, no further testing is required. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.   The Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

In December 2011, FASB issued Accounting Standards Update 2011-11, “Balance Sheet - Disclosures about Offsetting Assets and Liabilities” to enhance disclosure requirements relating to the offsetting of assets and liabilities on an entity's balance sheet. The update requires enhanced disclosures regarding assets and liabilities that are presented net or gross in the statement of financial position when the right of offset exists, or that are subject to an enforceable master netting arrangement. The new disclosure requirements relating to this update are retrospective and effective for annual and interim periods beginning on or after January 1, 2013. The update only requires additional disclosures, as such, the Company does not expect that the adoption of this standard will have a material impact on the Company’s results of operations, cash flows or financial condition.

NOTE 2

INCOME TAXES

At December 31, 2011, the Company had federal and state net operating loss carry forwards of approximately $5,200,000 that expire in various years through the year 2024.

Due to operating losses, there is no provision for current federal or state income taxes for the years ended December 31, 2011 and 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2011 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $1,768,000 less a valuation allowance in the amount of approximately $1,768,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by approximately $267,000 and $(12,000) for the years ended December 31, 2011 and 2010, respectively.

The Company’s total deferred tax asset as of December 31, 2011 is as follows:

Net operating loss carry forwards	$1,768,000
Valuation allowance	(1,768,000)

Net deferred tax asset	$--

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the years ended December 31, 2011 and 2010 is as follows:

Income tax computed at the federal statutory rate	34%
Valuation allowance	(34%)

Total deferred tax asset	0%

NOTE 3

CAPITAL STOCK

The Company is currently authorized to issue 100,000,000 common shares at $.01 par value per share and 10,000,000 preferred shares at $5.00 par value per share.

During the year ended December 31, 2011, the Company issued to 15,000,000 common shares to an officer of the Company in exchange for $750,000 in services rendered, valued at the closing stock price of $.05 per share at the date of issuance.

NOTE 4

LEASE COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company has a month to month lease at $563 per month with an unrelated landlord. Therefore, no future minimum lease commitment exists beyond one year.

NOTE 5

INCOME (LOSS) PER SHARE

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted income (loss) per share was the same for the years ended December 31, 2011 and 2010.

NOTE 6

SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ending December 31, 2011 and 2010 are summarized as follows:

Cash paid during the years ending December 31, 2011 and 2010 for interest and income taxes:

Income Taxes	$--
Interest	$--

NOTE 7

SEGMENT REPORTING

The Company follows paragraph 280 of the FASB Accounting Standards Codification for disclosures about segment reporting. This Statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas, and major customers. The Company determined that it did not have any separately reportable operating segments as of December 31, 2011 and 2010.

NOTE 8

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss in 2011, has negative cash flows from operations, has a stockholders’ deficit, has a retained deficit, and negative working capital. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 9

JUDGMENTS PAYABLE

The Company currently has three judgments against it. Included in the accompanying balance sheets at December 31, 2011 and 2010 is $2,300,945 in the following judgments.

Sebaco Siete, S.A. v. Omega Realty Partners, LLC, et. al.  11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 06-11204 CA 13 FJ. A default judgment against impleader defendants in the amount of $1,564,832 was filed in 2009.

Jorge Ramos v. Omega Capital Funding, LLC, et. al. in the circuit court of the 11th Judicial Circuit in and for Miami-Dade County, Florida. Case No.: 07-38288 CA 09. A final summary judgment was filed in 2009 in the amount of $85,000.

Subsequent to year-end, the Company received a judgment against it from a case originating in prior years as follows:

Luxury Home LLC v. Omega et. al. Case No.: CV2011-004554. A default judgment in the amount of $651,113 was filed in 2012 for a previous year’s claim.

NOTE 10

SUBSEQUENT EVENTS

Subsequent to year end, the Company’s officer and Director retired 13,000,000 of his 15,000,000 common shares to the Company’s treasury.

As of February 20, 2012, the Company issued 2,000,000 shares of common stock to Flavio Zuanier in connection with a strategic alliance which gave this individual a vested interest in the Company; the shares were valued at par value .01.  Separately, the strategic alliance entity, Gardens VE Limited transferred 49% interest to CCRE a wholly owned subsidiary of Omega Commercial Finance Corporation representing 49% of the net book value of the strategic alliance entity, Gardens VE Limited. There were neither other expenses nor net proceeds to the company in this transaction. (Please Reference Exhibit 10.3)

Summary of The Gardens VE Limited Strategic Alliance: On February 20, 2012, CCRE, a wholly owned subsidiary of Omega Commercial Finance Corporation (“Omega” or the “Company”), entered into the Strategic Alliance Agreement (the “Agreement”) with Gardens VE Limited (Company No. 07071936), a British Company (“Gardens”), and its managing member Flavio Zuanier, whereby the parties agreed to form a strategic alliance for the acquisition and refurbishment of the La Posta Golf Club & Luxury Hotel future project.  Under the Agreement, the majority owner of Gardens is responsible for the transfer of fix assets, free and clear and unencumbered into Gardens; subsequently transferring ownership interest equal to forty-nine (49%) percent in of Gardens VE Limited at no cost to CCRE. Separately, the Company offered at no cost to Flavio Zuaner 2,000,000 shares of restricted common stock as an incentive to form this strategic alliance with CCRE and to complete Construction Engineering Advisory due to the fact it’s unproven in the commercial real estate development sector, same as for the parent Company.

Part II - Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$100
Legal fees and expenses	$15,000
Accounting fees and expenses	$5,000
Miscellaneous	$1,000
Total	$21,100

Item 14. Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Wyoming Business Corporation Act (“WBCA”).  The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Item 15. Recent Sales of Unregistered Securities

The following issuances of shares were exempt from registration under section 4(2) or 4(6) of the Securities Act and/or Regulation D promulgated there under:

In October 2011, we issued 15,000,000 shares of common stock to our CEO in exchange for $750,000 in services rendered, valued at the closing stock price at the date of issuance.  In February 2012 the CEO returned to us for retirement 13,000,000 of said shares.

In February 2012, we issued 2,000,000 shares of common stock to Flavio Zuanier as an incentive to form the Gardens VE Strategic Alliance with CCRE a wholly owned subsidiary of the Company.

As of July 18, 2012, the Company issued 3,000,000 shares of common stock to Jon S. Cummings IV for compensation for the 2nd Quarter of 2012; shares were valued at the issuance date of the stock certificate by the Transfer Agent.

On October 22, 2012, we issued to Flavio Zuanier, 3,500,000 shares of our restricted common stock in exchange for construction engineering services valued at $315,000 ($0.09 per share).

On October 22, 2012, we issued to Jon S. Cummings IV, 5,000,000 shares of our restricted common stock in exchange for management services valued at $450,000 ($0.09 per share).

On October 22, 2012, we issued to Omega Capital Street, LLC, 5,000,000 shares of our restricted common stock in exchange underwriting services, valued at $450,000 ($0.09 per share).

On October 22, 2012, we issued to Omega CRE Group, LLC 5,000,000 shares of our restricted common stock in exchange underwriting services, valued at $450,000 ($0.09 per share).

On November 1, 2012, we issued to Bentley/Addison Capital Finance LLC 3,000,000 shares of our restricted common stock in exchange for commercial real estate advisory services valued at $360,000 ($0.12 per share).

On November 1, 2012, we issued to John Bucassa 75,000 shares of our restricted common stock in exchange for services rendered as chairman of our executive investment board valued at $9,000 ($0.12 per share).

On November 1, 2012, we issued to Kenneth Bruce Leide and Holly Beth Leide 500,000 shares of our restricted common stock in exchange for commercial real estate advisory services valued at $60,000 ($0.12 per share).

On November 1, 2012, we issued to Andrew Barwicki 25,250 shares of our restricted common stock in exchange for investor relations services valued at $3,030 ($0.12 per share).

On November 1, 2012, we issued to Andres Prieto 500,000 shares of our restricted common stock in exchange for business development and commercial real estate advisory services valued at $60,000 ($0.12 per share).

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

3.1	Articles of Incorporation(1)
3.2	Articles of Amendment to the Articles of Incorporation(2)
3.3	Bylaws(3)
3.4	Amended Bylaws(4)
5.1	Legal Opinion
10.1	Investment Agreement between the registrant and Dutchess Opportunity Fund, II, LP dated March 12, 2012(5)
10.2	Registration Rights Agreement between the registrant and Dutchess Opportunity Fund, II, LP dated March 12, 2012(6)
10.3	Strategic Alliance Agreement with Gardens VE Limited dated February 10, 2012(7)
21.1	List of Subsidiaries
23.1	Consent of Independent Registered Accounting Firm
23.2	Consent of Legal & Compliance, LLC (Included in exhibit 5.1)
24.1	Power of Attorney (included on signature page)
101

The following materials from Omega Commercial Finance Corp.’s Registration Statement on Form S-1 formatted in extensible Business Reporting Language (XBRL): (i) Unaudited, Consolidated Statements of Operations for the Nine Months Ended September 30, 2012 and 2011, (ii) Unaudited, Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011, (iii) Unaudited, Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011, (iv) Notes to Unaudited, Consolidated Financial Statements; (v) Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010, (vi) Consolidated Balance Sheets as of December 31, 2011 and 2010, (vii) Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010, (viii) Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2011 and 2010 and (ix) Notes to Consolidated Financial Statements.*

*  Pursuant to Rule 406T of Regulation S-T, the interactive data files included in Exhibit 101 are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(1)

Incorporated by reference to Exhibit 3.1 to the Report on Form S-1 filed on March 29, 2012.

(2)

Incorporated by reference to Exhibit 3.2 to the Report on Form S-1 filed on March 29, 2012.

(3)

Incorporated by reference to Exhibit 3.3 to the Report on Form S-1 filed on March 29, 2012.

(4)

Incorporated by reference to Exhibit 3.4 to the Report on Form S-1 filed on March 29, 2012.

(5)

Incorporated by reference to Exhibit 10.1 to the Report on Form S-1 filed on March 29, 2012.

(6)

Incorporated by reference to Exhibit 10.2 to the Report on Form S-1 filed on March 29, 2012

(7)

Incorporated by reference to Exhibit 10.3 to the Report on Form S-1 filed on March 29, 2012.

Item 17. Undertakings

1.  The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.  The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i)  If the registrant is relying on Rule 430B:

(A)  For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami Beach, State of Florida, on December 12, 2012.

Omega Commercial Finance Corporation:

By:/s/ Jon S. Cummings, IV

Name: Jon S. Cummings, IV

Title: Chief Executive Officer (Principal Executive Officer)

Date: December 12, 2012

In accordance with the Securities and Exchange Act, this Prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Jon S. Cummings, IV

Name: Jon S. Cummings, IV

Title: Chief Executive Officer, (Principal Executive Officer), Chief Financial Officer (Principal Financial and Accounting Officer) and Director

Date:  December 12, 2012

By: /s/ Clarence Williams

Name: Clarence Williams

Title: Director

Date: December 12, 2012